Exhibit 32.2
Certification Pursuant to 18 U.S.C. Section 1350
In connection with the filing of the financial statements of Chindex International, Inc. (“Registrant) for the three months ended September, 2009 (the “Report”), the undersigned hereby certifies, to such officer’s knowledge, that:
1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Registrant.

Date: November 9, 2009

/s/ Lawrence Pemble Lawrence Pemble
Executive Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)
“A signed original of this written statement required by Section 906 has been provided to Chindex International, Inc. and will be retained by Chindex International, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.”